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                                                                     EXHIBIT 4.4

                   FORM OF 2002 PLAN STOCK PURCHASE AGREEMENT
                            STOCK PURCHASE AGREEMENT

    AGREEMENT dated as of       between SEALED AIR CORPORATION, a Delaware
corporation (the "Corporation"), and          (the "Director").

    The Sealed Air Corporation 2002 Stock Plan for Non-Employee Directors (the "Plan") is designed to enhance the ability of the Corporation to attract, retain and motivate Non-Employee Directors (as defined in Section 3 of the Plan) of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the Corporation's common stock, par value $0.10 per share ("Common Stock"). The Director is now a Non-Employee Director of the Corporation and is eligible to receive Retainers (as defined in Section 4 of the Plan) payable all or in part in shares of Common Stock under the Plan.

    NOW, THEREFORE, the Corporation and the Director mutually agree as follows:

    SECTION 1. PURCHASE AND SALE OF STOCK

    Subject to the terms and conditions hereinafter set forth, the Corporation hereby sells to the Director and the Director purchases from the Corporation shares of Common Stock for a purchase price of $0.10 per share (the "Issue Price"), receipt of which the Corporation hereby acknowledges. The Corporation will deliver to the Director a certificate representing such shares of Common Stock within a reasonable time after execution of this Agreement.

    SECTION 2. TERMS AND CONDITIONS OF THE SEALED AIR CORPORATION 2002 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

    The Director agrees that all shares of Common Stock issued pursuant to this Agreement shall be held in accordance with the terms and conditions of the Plan. The authority of the Corporation to enter into this Agreement and to issue shares of Common Stock pursuant hereto is derived from the Plan. If any terms or conditions of this Agreement conflict with any terms or conditions of the Plan, the terms and conditions of the Plan shall control.

    SECTION 3. RESTRICTION ON TRANSFER

    Except as permitted in Section 6 of the Plan, no shares of Common Stock issued pursuant to this Agreement, or any interest therein, shall be sold, transferred, pledged, encumbered or otherwise disposed of (including without limitation by way of gift or donation) by the Director so long as the Director shall remain a director of the Corporation, except that such restriction may expire earlier as provided by Section 9 of the Plan.

    SECTION 4. UNDERTAKINGS OF DIRECTOR

    The Director represents and agrees that he or she will comply with the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), with respect to shares issued pursuant to this Agreement, and he or she will indemnify the Corporation for any costs, liabilities and expenses (including reasonable attorneys' fees) that it may sustain by reason of any violation of the Securities Act or the Securities Exchange Act caused by any act or omission on his or her part with respect to such shares.

    SECTION 5. GOVERNMENT AND OTHER REGULATIONS AND RESTRICTIONS; LEGENDS

    The obligation of the Corporation to issue Common Stock upon execution of this Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required. The Director consents to the imprinting of the following legend on any certificate
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or certificates evidencing such shares and to the entry of a stop-transfer order with respect thereto in the records of the Corporation's transfer agent:

       The shares represented by this certificate may be sold, transferred, pledged, encumbered or otherwise disposed of only if registered under the Securities Act of 1933, as amended, or if in the opinion of counsel to Sealed Air Corporation, an exemption from registration is available.

The Director also acknowledges that, so long as the restrictions on transfer imposed by the Plan remain in effect, all shares issued under the Plan shall be represented by certificates that will be imprinted with the legend set forth in
Section 12 of the Plan and shall have in effect a stop-transfer order with respect thereto.

    SECTION 6. NOTICES

    Any notice which either party hereto may be required or permitted to give to the other shall be in writing and, except as otherwise required herein, may be delivered personally or by mail to the Corporation at Park 80 East, Saddle Brook, New Jersey 07663, to the attention of the Secretary of the Corporation, or to the Director at the address set forth below or at such other address as either party may designate by notice to the other.

    SECTION 7. APPLICABLE LAW

    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

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                                                       SEALED AIR CORPORATION

                                                       By
                                                            -----------------------------------------
                                                                            President

                  [Corporate Seal]
                       Attest:
     -------------------------------------------
                      Secretary

                                                       ---------------------------------------------
                                                       Director
                                                       Address of Director:
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